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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form S-3 (Amendment 1) of our report dated February 1, 2000, except as to Note 17 which is as of February 25, 2000, relating to the financial statements of Globespan, Inc., which appears in such Registration Statement. We also consent to the use in the Registration Statement of our report dated January 14, 2000, except as to
Note 10 which is as of February 25, 2000 relating to the financial statements of Ficon Technology, Inc., which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" and "Selected Historical Financial Data" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
July 6, 2000